Exhibit 5.1

Our ref         JMW/LS/1053601/0021

Quotient Limited
28 Esplanade
St Helier
Jersey JE2 3QA
2 September 2020
Dear Sirs and Madams

Quotient Limited (the “Company”); Issue of securities under the US Securities Act of 1933, as amended (the “Securities Act”)

1.	Background

1.1

We have acted as the Company’s Jersey legal advisers in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) pursuant to which the Company may, subject to complying with all applicable laws, from time to time issue or be able to issue, among other things: (1) ordinary shares of no par value of the Company (the “Ordinary Shares”); (2) preference shares of no par value of the Company (the “Preference Shares” and, together with the Ordinary Shares, the “Shares”)); (3) debt securities of the Company (the “Debt Securities”) to be issued pursuant to the terms of one or more indentures (the “Indentures”); (4) subscription rights to purchase Ordinary Shares and Preference Shares of the Company (the “Rights”) to be issued pursuant to the terms of one or more subscription rights agreements (“Subscription Rights Agreements”) to be entered into prior to the issuance of the Rights; (5) warrants to purchase Ordinary Shares, Preference Shares or Debt Securities of the Company (the “Warrants”) to be issued pursuant to the terms of one or more warrant agreements (the “Warrant Agreements”) to be entered into prior to the issuance of the Warrants, and (6) units consisting of two or more of the other securities (the “Units” and, together with the Ordinary Shares, the Preference Shares, the Debt Securities, the Rights and the Warrants, the “Securities”) to be issued pursuant to the terms of one or more unit agreements (the “Unit Agreements”) to be entered into prior to the issuance of the Units.

1.2	The Company has asked us to provide this Opinion in connection with the filing of the Registration Statement in relation to the offer of securities under the Securities Act.

Quotient Limited

2 September 2020

1.3

In this Opinion “non-assessable” means, in relation to a Share, that the purchase price for which the Company agreed to issue and sell that Share has been paid in full to the Company, so that no further sum is payable to the Company or its creditors by any holder of that Share solely because of being the holder of such Share.

1.4	We should like to make the following observations:

1.4.1

We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this Opinion, or that no material facts have been omitted therefrom, save as expressly set out herein.

1.4.2

We express no opinion as to whether the Registration Statement contains all the information required by the Securities Act and/or any other applicable foreign laws, regulations, orders or rules nor whether the persons responsible for the Registration Statement, the Securities Act and/or any other applicable foreign laws, regulations, orders or rules have discharged their obligations thereunder.

2.	Documents examined

2.1	For the purposes of this Opinion we have examined and relied on the following:

2.1.1	the Registration Statement;

2.1.2	draft board resolutions of the Company which propose to, inter alia, approve the Registration Statement;

2.1.3	a copy of the certificate of incorporation of the Company and a copy of the memorandum and articles of association of the Company (the “Articles of Association”) in force at the date hereof; and

2.1.4

copies of the consents issued to the Company by the Jersey Financial Services Commission pursuant to the Control of Borrowing (Jersey) Order 1958, as amended dated 1 January 2017 in respect of the issue of Shares, dated 24 April 2014 and 25 October 2017 in respect of the issue of certain Warrants and dated 24 April 2014 in respect of the issue of certain Units.

2.2	For the purposes of this Opinion, we have not:

2.2.1

examined any other document relating to the Registration Statement (including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Registration Statement); or

Quotient Limited

2 September 2020

2.2.2	undertaken any exercise that is not described in this Opinion and, in particular, we have not conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:

3.1.1

that a meeting of the Company’s board of directors (or a duly authorised committee thereof) has been, or will be, duly convened and held at which it was, or will be, resolved to allot and issue the relevant Securities to the relevant persons;

3.1.2	that all Securities have been, or will be, duly allotted and in accordance with the Articles of Association;

3.1.3

that no allotment and issue of Shares will result in any limit on the number of shares the Company is permitted to issue pursuant to its memorandum of association being exceeded (it being noted that, as at the date of this Opinion, the memorandum of association of the Company permits it to issue an unlimited number of shares);

3.1.4	the genuineness and authenticity of all signatures, initials, stamps and seals on all documents and the completeness and conformity to original documents of all copies examined by us;

3.1.5

that all signatures purporting to be on behalf of (or to witness the execution on behalf of) the Company or any officer of the Company or of one of its subsidiaries are genuinely those of the persons whose signatures they purport to be;

3.1.6	that there is no provision of the law or regulation of any jurisdiction other than Jersey that would have any adverse implication in relation to the opinions expressed in this Opinion;

3.1.7	that no event occurs after today’s date that would affect anything in this Opinion; and

3.1.8	that each of the above assumptions is accurate at the date of this Opinion, and has been and will be accurate at all other relevant times.

3.2	We have not independently verified the above assumptions.

Quotient Limited

2 September 2020

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the opinion that:

4.1

the Shares when (i) offered and issued in accordance with all necessary corporate actions of the Company, including a valid resolution of the Board or any duly appointed committee thereof; (ii) the Company has received in full the issue price payable for the Shares; (iii) the relevant subscriber or its nominee has been entered into the Company’s register of members as the holder of the relevant Shares; and (iv) all necessary consents have been obtained from the Jersey Financial Services Commission, will be duly authorized, validly issued, fully paid and non-assessable; and

4.2

the Debt Securities, Warrants, Rights and Units when (i) offered and issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof; (ii) if appropriate, authenticated in the manner set forth in the applicable Indenture, Warrant Agreement, Subscription Rights Agreement or other instrument; (iii) delivered against due payment therefor; (iv) the applicable Indenture, Warrant Agreement, Subscription Rights Agreement or other instrument has been duly authorized, executed and delivered by the Company and the other parties thereto; and (v) all necessary consents have been obtained from the Jersey Financial Services Commission, will be duly authorized, validly issued, fully paid and non-assessable;

4.3

upon the actions in 4.2 being taken, the obligations of the Company contained within the applicable Indenture, Warrant Agreement, Subscription Rights Agreement, Unit Agreement or other relevant instrument will constitute valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms (subject, as to enforceability, to: (a) any bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and similar laws affecting the enforceability of creditors’ rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law); (b) any conflict contained therein that may breach economic or other sanctions imposed in respect of certain states or jurisdictions by any treaty, law, order or regulation applicable to Jersey; and (c) any claims that may be or become barred by prescription or limitation of actions or subject to the general doctrine of estoppel or waiver in relation to representations, acts or omissions of any relevant party or subject to defences of set-off or counter-claim).

5.	Qualification

Our opinion is subject to any matter of fact not disclosed to us.

Quotient Limited

2 September 2020

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	This Opinion is addressed to the Company in connection with the registration of the Shares under the Registration Statement.

6.5

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and its filing with the US Securities and Exchange Commission. We also consent to the reference to us being made in the paragraph of the Registration Statement headed “Legal Matters”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen Jersey LLP